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                                                                      EXHIBIT 21

     Enserch Exploration, Inc., its subsidiaries and their subsidiaries and affiliates, respectively, on March 1, 1997, are listed below.

                                                                   STATE OR
                                                                  COUNTRY OF
       NAME OF COMPANY                                           INCORPORATION

ENSERHC Corporation
     Enserch Exploration, Inc.(1)                                    Texas
          EEX Capital L.L.C.                                         Texas
               MIStS Issuer L.L.C.(2)                                Texas
          Enserch Offshore, Inc.                                     Texas
          Enserch Oil & Gas, Inc.                                    Texas
          Enserch Preferred Capital, Inc.                          Delaware
          DALEN Resources California Company                       Delaware
          Corpus Christi Energy Company                            Delaware
          Corpus Christi Hydrocarbons Company                      Delaware
          Enserch International Oil & Gas, Inc.                      Texas
               Enserch Far East Ltd.                             Cayman Islands
               Enserch India, Inc.                                   Texas
               Enserch Malaysia Ltd.                             Cayman Islands
               Enserch Middle East Ltd.                          Cayman Islands
               Enserch (U.K.) Oil & Gas Limited                  United Kingdom
               Enserch International Exploration Ltd.            Cayman Islands
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(1)  17% owned by parent corporation.
(2) .999% owned by EEX Capital L.L.C. and .001% owned by Enserch Preferred Capital, Inc.